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Wednesday, October 08, 2003

                                  PRESS RELEASE

                   Lawrence Financial Holdings, Inc. Announces
           Diluted Earnings Per Share of $0.15 for Third Quarter 2003

LAWRENCE FINANCIAL HOLDINGS, INC. - Ironton, Ohio (OTCBB:LWFH) reported basic earnings per share of $0.16 and diluted earnings per share of $0.15 for the third quarter ended September 30, 2003 compared to $0.09 per share (both basic and diluted) for the same period in 2002. In the first nine months of 2003 the Company is reporting basic earnings per share of $0.56 and diluted earnings per share of $0.55 compared to $0.67 and $0.65 per share (basic and diluted) for the same period in 2002. Net income for the third quarter of 2003 was $93,000, a increase of $33,000, or 55%, when compared to third quarter of 2002. During the first nine months of 2003 net income was $344,000, a decrease of $108,000, or 24%, when compared to the first nine months of 2002. Mr. Jack Blair, President and CEO of Lawrence Financial Holdings, Inc. remarked:

                  "We knew going into 2003 that there would be significant costs associated with the conversion to a new data processor. Through the first nine months of this year data processing costs have increased by $109,000 over the same period in 2002, the majority of which was due to the deconversion. We also knew that the Company would be expanding back-room operations to include two new departments, proof and bookkeeping, and purchasing new computer and communications equipment in order to establish a Wide-Area-Network providing instant access to needed information at every workstation. These changes are now in place and we are beginning to realize the anticipated cost savings. DP costs in the fourth quarter of 2003 should be between $25,000 to $30,000 below comparable costs for the same period in 2002. The combination of improved services, products, management systems and reduced data processing costs have created a welcomed opportunity for the Company to enhance both customer service and shareholder value.

                  Once again I want to use the earnings release to discuss the Company's non-performing assets and allowance for loan losses ("ALL"). During the first nine months of 2003, the Company has experienced net charge-offs to the ALL of approximately $765,000, of which $283,000 occurred in the third quarter, $272,000 in the second quarter and $210,000 in the first quarter. At September 30, 2003, the Company had a ratio of ALL to gross loans of 1.20% compared to 1.22% at the end of the prior quarter and 1.10% on the same date in 2002. Through the first nine months of 2003 the Company has expensed $690,000 in provision for loan losses. We expect to increase our monthly provision for loan losses in the fourth quarter of 2003 from $65,000 per month to at least $75,000 per month, or $225,000 for the quarter.

                  We believe charge-offs will likely continue at current levels through the fourth quarter of 2003. The Company will continue to closely monitor the adequacy of our


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         ALL in  a manner consistent  with generally accepted account principals
         ("GAAP") and regulatory guidelines.

                  Directly following my comments you will find our discussion of non-performing assets ("NPA's") for the third quarter of 2003 with tabular data for the current quarter and the prior four quarters. The sharp increase in NPA volume over the second quarter of 2003 reflects the impact from changing the classification of one commercial real estate loan, with a balance of $577,000, from the "Watch List" to the "Substandard" category. The Company is in first position on the real estate which secures this loan and we have the personal guarantees of the borrowers. The change in this loan's classification was made at the request of the Office of Thrift Supervision as part of their regularly scheduled Safety and Soundness and Compliance Examination. Absent the impact of this one loan our NPA volume at the end of the third quarter of 2003 reflected the continuance of the positive trend seen in the previous three quarters, down to $1.4 million, or 1.08% of assets.

                  Economic conditions continue to negatively impact the Company's earnings as we continue to provide for probable and incurred loan losses and experience elevated non-interest expenses. The Company's net interest margin remains strong, when compared to peer, but we have experienced increased margin pressure in the third quarter as loans are paid down at a faster pace than they can be generated. During the first nine months of 2003 the Company has incurred elevated non-interest expenses associated with strategic enhancements to systems and personnel which will result in the banking subsidiary being more closely aligned with the products and services offered by a community bank than a traditional thrift. The Company continues to experience considerable benefits from stable, low cost funding sources."


         Non-performing assets increased in the third quarter of 2003. NPA's totaled $2.0 million at September 30, 2003, or 1.52% of assets. The following table provides a summary of non-performing asset balances for the current quarter and the prior four quarters (Loan Accruing Interest "Accr"; Loan in Non-Accrual status "N-Accr"; Other Real Estate Owned "OREO"):

 --------------- -------- ---------- ------------ ---------- ---------- ---------- ---------- ---------
                   NPA      NPA         Accr        Accr       N-Accr     N-Accr      OREO      OREO
    Quarter        $*        %           $*          %           $*          %         $*        %
     Ended                 Assets                  Assets                Assets                 Assets
 --------------- -------- ---------- ------------ ---------- ---------- ---------- ---------- ---------
 09/30/03         $2,002    1.52%      $1,475      1.12%       $528       0.40%       $158      0.12%
 06/30/03          1,518    1.12%         672      0.50%        771       0.57%         75      0.06%
 03/31/03          1,823    1.34%       1,056      0.78%        656       0.48%        111      0.08%
 12/31/02          2,118    1.58%       1,436      1.07%        531       0.41%        151      0.10%
 09/30/02          1,650    1.21%         980      0.72%        593       0.43%         77      0.06%


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* All dollar values are shown in thousands.

     Lawrence Financial reported earnings for the third quarter and the nine months ended September 30, 2003, of $93,000 and $344,000, respectively, compared to $60,000 and $452,000, respectively, for the same periods in 2002. Net interest income was $1.2 million for the three months ended September 30, 2003, and $3.8 million for the first nine months of 2003 reflecting decrease of $49,000 when compared to the third quarter of 2002 and no change from the first nine months in 2002. Net interest margin for the third quarter of 2003 averaged 4.02% compared to 4.05% for the same period in 2002. Through the first nine months of 2003 net interest margin averaged 4.07% compared to 4.07% for the same period in 2002. For the nine months ended September 30, 2003, the average yield on earning assets was 6.05%, a decrease of 112 basis points when compared to the same period in 2002. The reduction in the yield on earning assets was offset by a reduction in the average cost of funding for earning assets which was 1.98% for the nine month ended September 30, 2003, a decrease of 113 basis points when compared to the same period in 2002. This reduction in cost was generated by changes in both the mix of, and the rate paid for, interest bearing deposits. The Company had no borrowed funds during the quarter.

     Non-interest income increased $212,000, or 40%, for the nine-month period as compared to the same period ended September 30, 2002. In 2003 the Company recognized $300,000 in non-interest income in the first quarter, $203,000 in the second quarter and $239,000 in the third quarter of 2003 compared to $166,000, $173,000, and $189,000 respectively, for the same periods in 2002. In the first nine months of 2003, the Company recognized $194,000 in gains from the sale of securities and a loss of ($18,000) from the sale of assets.

     Non-interest expense increased $422,000, or 14%, for the nine months ended September 30, 2003, as compared to the same period in 2002. The Company experienced a $189,000, or 15%, increase in salaries, wages and benefits paid during the first nine months of 2003 compared to the same period in 2002, which reflects the addition of employees in the loan collection, loan review, internal audit and operations departments within the Company's banking subsidiary. In addition to increased salaries, wages and benefits: fees related to data processing services have increased by $109,000, or 27%, with approximately $80,000 of the increase directly related to the July, 2003 deconversion from our previous data processor; legal fees paid have increased $32,000, or 23%, most of which is a result of actions taken in the collection of delinquent loans; and miscellaneous expenses related to the repossession of indirect loans increased $26,000, or 19%, compared to expenses recorded for this activity in the first nine months of 2002.

     Provision for loan losses was $690,000, a decrease of $12,000, or 2%, for the nine month period ending September 30, 2003 when compared to the same period in 2002. At September 30, 2003, the Company's allowance for loan losses as a percentage of gross loans outstanding decreased by 2 basis points, from 1.22% to 1.20%, when compared to totals at September 30, 2002.


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Management  considers  the Company to be  adequately  reserved at the end of the third quarter and will assess the need for additional reserves on at least a quarterly basis.

     Stockholders' equity at September 30, 2003, was $13.8 million, or 10.5% of total assets. This balance is a decrease of $997,000, or 7%, when compared to stockholder's equity at December 31, 2002. The decrease reflects additional treasury stock purchases totaling $1.0 million and an increase in unrealized losses in securities that are held as available for sale in the Company's investment portfolio which were offset, in part, by net income for the period. At September 30, 2003 book value per share was $21.21 compared to $20.97 at December 31, 2002.

     Lawrence Financial Holdings, Inc. is the holding company for Lawrence Federal Savings Bank, a federally chartered savings bank headquartered in Ironton, Ohio. Lawrence Federal operates a total of five full-service banking offices with locations in Ironton, Chesapeake, South Point, Rome and Wheelersburg in southeastern Ohio.


     This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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                        LAWRENCE FINANCIAL HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)
                   IN THOUSANDS, EXCEPT FOR PER-SHARE AMOUNTS



                                           Three Months Ended              Nine Months Ended
                                              September 30,                  September 30,
                                           2003          2002             2003         2002
                                        ---------      ---------       ---------     --------
Operating Data:

Total interest income                   $  1,788      $ 2,180           $ 5,657      $ 6,693
Total interest expense                       556          898             1,864        2,900
                                        ----------    ------------      -------      -------
   Net interest income                     1,232        1,282             3,793        3,793
Provision for loan losses                    195          372               690          702
                                        ----------    ------------      -------      -------
   Net interest income after
       provision for loan losses           1,037          910             3,103        3,091
Non-interest income                          230          183               546          514
Gain or (loss) on sale sec                     9            6               194           14
Non-interest expense                       1,160        1,005             3,389        2,967
                                        ---------     -------------     -------      -------
    Income before income taxes               116           94               454          652
Income taxes                                  23           34               110          200
                                        ---------     -------------     -------      -------
   Net income                           $     93      $    60           $   344      $   452
                                        ========      =======           =======      =======


Per Common Share Data:
   Basic:
        Net Income                      $    0.16     $  0.09           $  0.56      $  0.67
        Avg Shares Outstanding            599,042     643,186           611,244      669,952
   Diluted:
        Net Income                      $    0.15     $   0.09          $  0.55      $  0.65
        Avg Shares Outstanding            621,128      664,592          628,690      693,196

Cash Dividends Per Common
    Share Declared:                     $    0.07     $   0.07          $  0.21      $  0.21

Return on Average Equity:                    2.66%        1.62%            3.26%        4.04%

Return on Average Assets:                    0.28%        0.18%            0.34%        0.45%


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                        LAWRENCE FINANCIAL HOLDINGS, INC.
                  CONSOLIDATED FINANCIAL HIGHLIGHTS - CONTINUED
                                   (UNAUDITED)
                             IN THOUSANDS OF DOLLARS


Selected Financial Condition Data As Of:

                                       Current Year - 2003                Prior Year -  2002
                                    Sep 30              Jun 30           Dec 31        Sep 30
                                  ----------        --------------     -----------   ----------

Total assets                      $ 131,373          $ 135,313          $ 134,389    $  136,637
Cash and cash equivalents            15,777             11,250             16,141        17,343
Investment securities                24,462             26,256             14,192        11,620
Gross loans receivable               85,061             92,423             97,568       101,381
Allowance for loan losses             1,024              1,124              1,111         1,111
Loans receivable, net                84,037             91,299             96,457       100,270
Deposits                            115,990            120,644            118,926       119,285
Federal Home Loan Bank advances          --                 --                 --         2,000
Stockholders' equity                 13,793             13,888             14,789        14,615




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FOR MORE INFORMATION PLEASE CONTACT:

         Lawrence Financial Holdings, Inc.
         Jack Blair, President and CEO
                       or
         RobRoy Walters, SVP and CFO
         311 South Fifth Street
         Ironton, Ohio 45638

         Phone: (740) 532-0263
         Fax:   (740) 532-1885


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